Exhibit 10.2

EMPLOYMENT AGREEMENT

This employment agreement (the “Employment Agreement”) is made as of the 9th day of February, 2011 between ASBURY AUTOMOTIVE GROUP, INC., a Delaware Corporation (the “Company”), and Craig Monaghan (“Executive”). The Company and Executive desire to enter into an employment agreement setting forth the terms and conditions of Executive’s employment.

NOW THEREFORE, the parties agree as follows:

1.	Definitions.

(a) “Affiliate” means any person, firm, corporation, partnership, association or entity that, directly or indirectly or through one or more intermediaries, controls, is controlled by or is under common control with the Company.

(b) “Applicable Period” means the period of Executive’s employment with the Company and for one (1) year after termination of his employment with the Company.

(c) “Area” means a fifty-mile radius of any address set forth in Exhibit A.

(d) “Board of Directors” means the Board of Directors of the Company.

(e) “Cause” means the occurrence of any of the following events: (i) conduct by Executive that amounts to willful misconduct, failure to follow any written lawful directive from the Board of Directors or gross negligence or a blatant violation of Company policy; (ii) any act by Executive of fraud, misappropriation, dishonesty or embezzlement against the Company or an Affiliate; (iii) commission by Executive of a felony or any other crimes of moral turpitude; (iv) a material breach of the Agreement by Executive.

(f) “Change in Control” means

(1) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of voting securities of the Company where such acquisition causes such person to own thirty-five percent (35%) or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); or

(2) individuals who as of the date hereof, constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least two-thirds ( 2/3) of the Board of Directors; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors; or

(3) approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, no Change of Control shall be deemed to have occurred for purposes of this Agreement by reason of any actions or events in which Executive participates in any capacity other than in his capacity as an employee of the Company.

(g) “Company Information” means Confidential Information and Trade Secrets as those terms are defined below.

(h) “Confidential Information” means data and information relating to the Business of the Company (which does not rise to the status of a Trade Secret) which is or has been disclosed to Executive or of which Executive became aware as a consequence of or through his relationship to the Company and which has value to the Company and is not generally known to its competitors. Confidential Information shall not include any data or information that has been voluntarily disclosed to the public by the Company or that has been independently developed and disclosed by others, or that otherwise entered the public domain through lawful means.

(i) “Disability” means the inability of Executive to perform any of his duties hereunder due to a physical, mental, or emotional impairment, as determined by an independent qualified physician (who may be chosen and engaged by the Company), for an aggregate of one hundred eighty (180) days during any three hundred sixty-five (365) day period (if such periods also surpass the maximum time for leave permitted by law).

(j) “Good Reason” means the occurrence of any of the following events without Executive’s written consent which is not corrected by the Company within twenty (20) days after Executive’s written notice to the Company of the same: (i) the nature of Executive’s duties or the scope of his responsibilities are materially diminished without Executive’s written consent, (ii) the Company changes the location of Executive’s place of employment to more than fifty (50) miles from its present location, (iii) a material breach of this Agreement by the Company, or (iv) a change in base salary to an amount below $750,000.

(k) “Termination Date” means the date which corresponds to the first to occur of (i) the death or Disability of Executive, (ii) the last day of the Term as provided in Section 4(a) below or (iii) the date set forth in a notice given pursuant to Section 4(b) below.

(l) “Trade Secrets” means information including, but not limited to, technical or non-technical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans or lists of actual or potential customers or suppliers which (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy, or as otherwise defined by applicable state law. The provisions in this Agreement restricting the use of Trade Secrets shall survive termination of this Agreement for so long as is permitted by law.

(m) “Work” means a copyrightable work of authorship, including without limitation, any technical descriptions for products, user’s guides, illustrations, advertising materials, computer programs and any contribution to such materials.

2.	Terms and Conditions of Employment.

(a) Employment. The Company hereby employs Executive as its President and Chief Executive Officer and Executive accepts such employment with the Company or any of its Affiliates in such capacity. Executive shall report to the Board of Directors and shall have such authority and responsibilities and perform such duties as shall reasonably be assigned to Executive from time to time by the Board of Directors. No other executive officer shall be appointed with authority over the business operations of the Company superior to that of Executive.

(b) Exclusivity. Throughout Executive’s employment hereunder, Executive shall devote substantially all Executive’s time, energy and skill during regular business hours to the performance of the duties of Executive’s employment (vacations and reasonable absences due to illness excepted), shall faithfully and industriously perform such duties, and shall diligently follow and implement all management policies and decisions of the Company. However, Executive shall be entitled to (i) engage in civic and charitable activities, (ii) manage passive personal investments, and (iii) with the consent of the Board of Directors (which shall not be unreasonably withheld), serve on the board of directors of one corporation not in competition with the Company; provided that none of the foregoing activities shall, individually or in the aggregate, interfere with Executive’s ability to devote the requisite time and effort to the performance of his duties and responsibilities under this Agreement. Executive’s principal office shall be in the Company’s Duluth, Georgia headquarters, provided that Executive acknowledges that Executive’s duties hereunder shall be performed, from time to time, at such other place or places as the interests, needs, businesses or opportunities of the Company shall require.

3.	Compensation.

(a) Base Salary. In consideration for Executive’s services hereunder, during the Term and beginning on the Commencement Date the Company shall pay to Executive an annual base salary in the amount of $750,000.00 initially. Executive’s annual base salary shall be reviewed periodically by the Company and may be increased from time to time. The Company shall pay the annual base salary in accordance with the normal payroll payment practices of the Company and subject to such deductions and withholdings as law or policies of the Company require.

(b) Bonus. In addition to the annual base salary payable under Section 3(a) hereof, during the Term Executive shall be entitled to discretionary annual bonuses targeted at 100% of Executive’s annual base salary. The actual amount of bonus paid annually will be determined by the Compensation Committee based on its evaluation of Executive’s performance using reasonable performance objectives determined by the Compensation Committee.

(c) Equity Based Compensation. During the Term Executive shall be eligible for annual grants of equity or other long-term incentive awards, taking into account performance and other factors as determined by the Compensation Committee in its sole discretion. At all times, Executive shall be subject to the Company’s current stock ownership guidelines.

(d) Vacation. During the Term Executive shall be entitled to no less than five weeks vacation per year.

(e) Expenses. During the Term Executive shall be entitled to be reimbursed in accordance with the policies of the Company, as adopted and amended from time to time, for all reasonable and necessary expenses incurred by Executive in connection with the performance of Executive’s duties of employment hereunder. However, Executive shall upon request and as a condition of such reimbursement, submit verification of the nature and amount of such expenses in accordance with the reimbursement policies adopted by the Company or as required for tax purposes.

(f) Benefits. In addition to the benefits payable to Executive specifically described herein, during the Term Executive shall be entitled to such benefits as generally may be made available to Executives of the Company from time to time.

(g) Automobiles. During the Term Executive shall be entitled to the use of one demonstrator automobile. Additionally, Executive shall be entitled to an $800/month car allowance for purchase and/or leasing of a vehicle of Executive’s choosing.

4.	Term, Termination and Termination Payments.

(a) Term. The term of this Agreement shall commence as of the date of this Agreement (the “Commencement Date”) and shall expire on the second (2nd) anniversary of the Commencement Date, with automatic extensions for successive additional one-year terms, as provided herein, unless sooner terminated as provided in

Section 4(b) (the “Term”). One-hundred and eighty (180) days before the end of the second year and one-hundred and eighty (180) days before the end of each year thereafter, the Agreement is extended for an additional one (1)-year period unless either party gives prior notice of termination. In the event prior notice of termination is given, this Agreement shall terminate at the end of the remaining Term then in effect.

(b) Termination. This Agreement and Executive’s employment by the Company hereunder may only be terminated before expiration of the initial two (2)-year Term or prior to the end of an extension year (i) by mutual agreement of Executive and the Company; (ii) by Executive with Good Reason upon not less than thirty days’ written prior notice to the Company; (iii) by Executive without Good Reason upon not less than thirty (30) days’ written prior notice to the Company, (iv) by the Company without Cause upon thirty (30) days’ written prior notice to Executive; (v) by the Company for Cause, or (vi) by the Company or Executive due to the Disability of Executive. This Agreement shall also terminate immediately upon the death of Executive. Notice of termination by either the Company or Executive shall be given in writing. Effective immediately upon the termination of Executive’s employment with the Company, Executive shall cease to be an officer and a director of the Company and all of its Affiliates.

(c) Severance (Expiration of Agreement). In the event that during the Term the Company elects by written notice not to extend the Term and Executive will not have attained age 65 at the expiration of the then current Term, Executive shall be entitled to: (1) 100% of Base Salary, plus 100% of Target Annual Bonus, payable monthly in equal installments over 12 months; (2) pro-rated bonus based on actual performance for the year of Termination, payable when other Company bonuses are paid for such year; and (3) continued participation for 12 months in health, dental, disability, and life insurance plans at the same level of coverage and Executive contribution as was in effect immediately prior to Termination. Additionally, all equity and long-term incentive awards not vested as of the effective end date of the Agreement, but due to vest in the first 364 days following the effective end date of the Agreement, will become 100% vested on the effective end date of the Agreement. The payment of severance shall be conditioned upon Executive’s signing (and not revoking within the revocation period, if any, provided pursuant to the applicable release agreement) of a general release in favor of the Company. Nothing contained herein shall limit or impinge any other rights or remedies of the Company or Executive under any other agreement or plan to which Executive is a party or of which Executive is a beneficiary.

(d) Severance (No Change In Control). Upon termination of this Agreement by the Company without Cause or by the Executive for Good Reason when no Change In Control has occurred, Executive shall be entitled to: (1) 100% of Base Salary, plus 100% of Target Annual Bonus, payable monthly in equal installments over 12 months; (2) pro-rated bonus based on actual performance for the year of Termination, payable when other Company bonuses are paid for such year; and (3) Continued participation for 12 months in health, dental, disability, and life insurance plans at the same level of coverage and Executive contribution as was in effect immediately prior to Termination. Additionally, if Executive is terminated other than for Cause or if Executive terminates for Good Reason, all equity and long-term incentive awards not vested as of the effective termination date, but due to vest in the first 364 days following the effective termination date, will become 100% vested on the effective termination date. The payment of severance shall be conditioned upon Executive’s signing (and not revoking within the revocation period, if any, provided pursuant to the applicable release agreement) of a general release in favor of the Company. Nothing contained herein shall limit or impinge any other rights or remedies of the Company or Executive under any other agreement or plan to which Executive is a party or of which Executive is a beneficiary.

(e) Severance (Change in Control). If within 2 years following a Change in Control (as defined herein), Executive is terminated without Cause or resigns for Good Reason, Executive shall be entitled to: (1) 200% of Base Salary, plus 200% of Target Annual Bonus, payable in a single lump sum; (2) pro-rated bonus based on target bonus for the year of Termination, payable with lump sum severance benefit; and (3) continued participation for 24 months in health, dental, disability, and life insurance plans at the same level of coverage and Executive contribution as was in effect immediately prior to Termination. Additionally, all equity and long term incentive awards not vested will become 100% vested on the effective date of the Change in Control. The payment of severance shall be conditioned upon Executive’s signing (and not revoking within the revocation period, if any, provided pursuant to the applicable release agreement) of a general release in favor of the Company. Nothing contained herein shall limit or impinge any other rights or remedies of the Company or Executive under any other agreement or plan to which Executive is a party or of which Executive is a beneficiary.

(f) With respect to any of the severance above, Executive shall not be required to mitigate such payments through other employment.

(g) With respect to any of the severance above, Executive understands and agrees that the payment of severance is conditioned upon Executive’s compliance with the post-employment restrictive covenants in this Employment Agreement and that such severance payments will immediately cease if Executive violates such covenants. Further, as part of the general release that Executive must sign to receive any severance, Executive agrees that, if included as part of the release, he will re-confirm his commitment to the post-employment restrictive covenants in this Employment Agreement.

(h) Retirement. Executive shall have the right to retire at age 65. Upon retirement, all equity and long-term incentive awards not vested as of the effective retirement date will continue to become vested, and in the case of stock options and stock appreciation rights, exercisable, according to their terms, but without regard to the termination of Executive’s employment with the Company on the retirement date.

(i) Parachute Payment Limitation. Notwithstanding anything in this Agreement to the contrary, any severance payments will be reduced to the extent necessary to avoid Section 280G/4999 excise taxes if the net after-tax value of the payments that Executive would receive without the reduction is not more than 10% greater than the net after-tax value of the payments that Executive would receive following the reduction.

(j) Survival. The covenants of Executive in Sections 5, 6, and 7 hereof shall survive the termination of this Agreement and the end of Executive’s employment hereunder and shall not be extinguished thereby except as set forth below.

5.	Agreement Not to Compete.

Executive agrees that commencing on the Commencement Date and continuing through the Applicable Period, he will not (except on behalf of or with the prior written consent of the Company, which consent may be withheld in the Company’s sole discretion):

(a) provide services of a leadership, management, executive, operational, or advisory capacity and/or participate in the ownership of or provide financial backing to an automotive dealership that is located within the Area;

(b) provide senior/corporate level leadership, executive, operational, or advisory services to any corporate competitor of the Company who owns or operates one or more automotive dealerships within the Area; and

(c) provide services of a leadership, management, executive, operational, or advisory capacity for anyone or any business whose focus is buying, conglomerating, or otherwise acquiring one or more automotive dealerships that are located within the Area.

For purposes of this Section 5, Executive acknowledges and agrees that the Company conducts business in the Area and that the Area is a reasonable geographic limitation.

Notwithstanding anything to the contrary contained in this Agreement, the Company hereby agrees that the foregoing covenant shall not be deemed breached as a result of the passive ownership by Executive of: (i) less than an aggregate of 5% of any class of stock of a business that competes with the Company; or (ii) less than an aggregate of 10% in value of any instrument of indebtedness of a business that competes with the Company. The Company further agrees that nothing in this Section 5 prohibits Executive from accepting employment from, and performing services for, businesses engaged in the finance industry, and businesses engaged in the manufacturing and/or sale of automobile parts or the provision of automotive service, provided such businesses do not also engage in the retail of automobiles within the Area. By way of example, nothing in this Section 5 would prohibit Executive from working with such businesses as American General Finance, NAPA Auto Parts, or Goodyear.

Upon Executive’s termination of employment with the Company Executive agrees to re-confirm his commitment to the post-employment restrictive covenants in this Employment Agreement. Executive further agrees that as part of that re-confirmation, the term “Area” and Exhibit A hereto may be amended by the Company, but only to the extent necessary to list the addresses of the Company’s headquarters and any automotive dealerships that the Company owns and/or operates as of the Termination Date.

6.	Agreement Not to Solicit/Hire Employees.

Executive agrees that commencing on the Commencement Date, continuing through the Applicable Period, and for an additional one (1) year thereafter, he will not, directly or indirectly, solicit, recruit or hire any employee of the Company (or any person who was an employee of the Company during the 12 month period preceding Executive’s date of termination) or encourage any such employee to terminate employment with the Company.

7.	Ownership and Protection of Proprietary Information.

(a) Confidentiality. All Company Information received or developed by Executive while employed by the Company is confidential to and will remain the sole and exclusive property of the Company. Except to the extent necessary to perform the duties assigned to him by the Company, Executive will hold such Company Information in trust and strictest confidence, and will not use, reproduce, distribute, disclose or otherwise disseminate Company Information or any physical embodiments thereof and may in no event take any action causing or fail to take the action necessary in order to prevent, any Company Information disclosed to or developed by Executive to lose its character or cease to qualify as Confidential Information or Trade Secrets.

(b) Return of Company Property. Upon request by the Company, and in any event upon termination of the employment of Executive with the Company for any reason, Executive will promptly deliver to the Company all property belonging to the Company, including, without limitation and including electronic property of any type, all Company Information (and all embodiments thereof) then in Executive’s custody, control or possession.

(c) Protection of Confidential Information. Executive agrees that: (i) he will protect all Company Information from disclosure and will in no event take any action causing any Company Information to lose its character as Company Information, or fail to take the action necessary in order to prevent any Company Information from losing its status as Company Information; and (ii) he will not, directly or indirectly, use, publish, disseminate or otherwise disclose any Company Information to any third party without the prior written consent of Company, which may be withheld in the Company’s absolute discretion.

(d) Survival. The restrictions on Executive’s use or disclosure of all Company Information, as set forth in this section, shall apply through the Applicable Period and for an additional one (1) year thereafter and with respect to Trade Secrets shall survive beyond such period for so long as such information qualifies as a Trade Secret by the law of the applicable state.

8.	Construction/Enforcement of Post-Employment Covenants.

Executive agrees that the provisions of Sections 5, 6, and 7 are reasonable and properly required for the adequate protection of the business and the goodwill of the Company. However, if a judicial determination is made that any of the provisions of

Sections 5, 6, or 7 constitutes an unreasonable or otherwise unenforceable restriction against Executive, such provision(s) shall be modified or severed so as to permit enforcement of the provision(s) to the extent reasonable.

9.	Violation of Post-Employment Covenants.

If Executive breaches any provision in Sections 5, 6, and 7, Executive understands and agrees that the Company may stop paying any additional severance pursuant to Section 4 until such time as any dispute over Executive’s alleged breaches of Sections 5, 6 and 7 have been resolved, either judicially or otherwise, and demand repayment of 50% of any such severance paid prior to the breach. Any forfeiture or repayment by Executive will not be in lieu of any other remedy provided for herein or injunctive relief ordering Executive to cease violating Executive’s obligations or any other equitable relief. To the extent that Executive is determined through agreement or resolution of any pending claim to not have violated any covenant at issue, he shall receive any and all severance that has not been paid under the Agreement.

10.	No Set-Off.

The existence of any claim, demand, action or cause of action by Executive against the Company, or any Affiliate of the Company, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of any of its rights hereunder. The existence of any claim, demand, action or cause of action by the Company against Executive, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by Executive of any of his rights hereunder.

11.	Notice.

All notices, requests, demands and other communications required hereunder shall be in writing and shall be deemed to have been duly given if delivered or if mailed, by United States certified or registered mail, prepaid to the party to which the same is directed at the following addresses (or at such other addresses as shall be given in writing by the parties to one another):

If to the Company:	Asbury Automotive Group Inc. attn. General Counsel 2905 Premiere Parkway, Suite 300 Duluth, Georgia 30097

If to Executive:	Craig Monaghan To the most recent address and facsimile number, if applicable, of Executive set forth in the personnel records of the Company.

Notices delivered in person shall be effective on the date of delivery. Notices delivered by mail as aforesaid shall be effective upon the third calendar day subsequent to the postmark date hereof. Notices made electronically shall be effective on the day they are made.

12.	Miscellaneous.

(a) Assignment. Neither this Agreement nor any right of the parties hereunder may be assigned or delegated by any party hereto without the prior written consent of the other party.

(b) Waiver. The waiver by the Company of any breach of this Agreement by Executive shall not be effective unless in writing, and no such waiver shall constitute the waiver of the same or another breach on a subsequent occasion.

(c) Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be adjudicated through binding arbitration before a single arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) in Atlanta, Georgia.

Any party who desires to submit a claim to arbitration in accordance with this Section shall file its demand for arbitration with AAA within sixty (60) days of the event or incident giving rise to the claim. A copy of said demand shall be served on the other party in accordance with the notice provisions in Section 9 of this Agreement. The parties agree that they shall attempt in good faith to select an arbitrator by mutual agreement within twenty (20) days after the responding party’s receipt of the demand for arbitration. If the parties do not agree on the selection of an arbitrator within that timeframe, the selection shall be made pursuant to the rules from the employment law panels of arbitrators maintained by the AAA. In any arbitration brought pursuant to this paragraph, the Company and Executive will each pay 50% of the costs of arbitration, including any administrative costs and arbitrator fees.

By the Company:                      (a Company officer should initial here)

By Executive:                      (Executive should initial here)

The arbitrator’s award shall be final and non-appealable except to the extent permitted by the Federal Arbitration Act. Nothing in this Subsection shall prevent the parties from settling any dispute or controversy by mutual agreement at any time. Moreover, this Subsection shall not preclude or restrict the Company from seeking and obtaining injunctive relief and damages in a court of competent jurisdiction in relation to matters regarding Executive’s obligations under Sections 5, 6, and 7.

(a) Applicable Law. This Agreement shall be construed and enforced under and in accordance with the laws of the State of Delaware.

(b) Entire Agreement. This Agreement embodies the entire agreement of the parties hereto relating to the subject matter hereof and supersedes all earlier written or oral agreements, including but not limited to that offer letter dated April 22, 2008 and that severance agreement dated May 9, 2008, as amended.

(c) Amendment. This Agreement may not be modified, amended, supplemented or terminated except by a written instrument executed by the parties hereto.

(d) Severability. Each of the covenants and agreements hereinabove contained shall be deemed separate, severable and independent covenants, and in the event that any covenant shall be declared invalid by any court of competent jurisdiction, such invalidity shall not in any manner affect or impair the validity or enforceability of any other part or provision of such covenant or of any other covenant contained herein.

(e) Captions and Section Headings. Except as set forth in Section 1 hereof, captions and section headings used herein are for convenience only and are not a part of this Agreement and shall not be used in construing it.

[signature page follows]

IN WITNESS WHEREOF, the Company and Executive have each executed and delivered this Agreement as of the date first shown above.

THE COMPANY:

ASBURY AUTOMOTIVE GROUP, INC.

By:	/s/ Elizabeth B. Chandler

Title:	Vice President & General Counsel

EXECUTIVE:

/s/ Craig Monaghan
CRAIG MONAGHAN

S-1

Exhibit A

As used in the Employment Agreement, “Area” means a 50-mile radius from any of the following addresses.

Corporate Headquarters

2905 Premiere Parkway NW

Duluth, GA 30097

3902 W. Wendover Avenue

Greensboro, NC 27407

3900 W. Wendover Avenue

Greensboro, NC 27407

3633 W. Wendover Avenue

Greensboro, NC 27407

3908 W. Wendover Avenue

Greensboro, NC 27407

3604 W. Wendover Avenue

Greensboro, NC 27407

3710 W. Wendover Ave.

Greensboro, NC 27407

1001 Southpoint Auto Park Blvd

Durham, NC 27713

8710 W. Broad Street

Richmond, VA 23294

12100 Midlothian Turnpike

Midlothian, VA 23113

8704 W. Broad St

Richmond, VA 23294

1295 Richmond Road

Charlottesville, VA 22911

256 Swain Street

Fayetteville, NC 28303-7297

436 N. McPherson Church Road

Fayetteville, NC 28303

7001 E Independence Blvd

Charlotte, NC 28227

2712 Laurens Road

Greenville, SC 29607

3466 US Highway 1

Princeton, NJ 08540

11003 Atlantic Blvd.

Jacksonville, FL 32225

10600 Atlantic Blvd.

Jacksonville, FL 32225

10859 Philips Highway

Jacksonville, FL 32256

10880 Philips Hwy

Jacksonville FL 32256

10564 Philips Hwy

Jacksonville, FL 32256

7245 Blanding Blvd.

Jacksonville, FL 32244

11051 South Orange Blossom Trail

Orlando, FL 32837-9255

2655 N. Volusia Ave

Orange City, FL 32763-2214

2655 N. Volusia Ave

Orange City, FL 32763-2214

1580 S. Woodland Blvd

Deland, FL 32720-7709

4500 US 1 South

Ft. Pierce, FL 34982

4429 US 1 South

Ft. Pierce, FL 34982

4450 US 1 South

Ft. Pierce, FL 34982

5400 South US Highway 1

Fort Pierce, FL 34982-7370

2925 US Highway 1 S

St Augustine, FL 32086

9210 Adamo Drive

Tampa, FL 33619

1728 W. Brandon Boulevard

Brandon, FL 33511

3800 W. Hillsborough Avenue

Tampa, FL 33614

4400 N. Dale Mabry Hwy

Tampa, FL 33614

4612 N. Dale Mabry Hwy.

Tampa, FL 33614

3800 W. Hillsborough Avenue

Tampa, FL 33614

31200 US Highway 19N

Palm Harbor, FL 34684

9207 Adamo Dr

Tampa, FL 33619

3800 W. Hillsborough Avenue

Tampa, FL 33614

4197 Jonesboro Road

Union City, GA 30291

1355 Cobb Parkway South

Marietta, GA 30060-6542

2750 Cobb Parkway SE

Smyrna, GA 30080

2560 Moreland Avenue

Atlanta, GA 30315

2500 Button Gwinnett Drive

Atlanta, GA 30340

2395 Old 41 Highway NW

Kennesaw, GA 30144

980 Mansell Road

Roswell, GA 30076

11507 Alpharetta HWY.

Roswell, GA 30076

11100 Alpharetta Highway

Roswell, GA 30076

1431 Cobb Parkway South

Marietta, GA 30060

1606 Church Street

Decatur, GA 30033

2020 Cobb Parkway S.

Marietta, GA 30060

1625 Church Street

Decatur, GA 30033

1609 Church Street

Decatur, GA 30033

11130 Alpharetta Highway

Roswell, GA 30076

3700 West Airport Freeway

Irving, TX 75062

4051 West Plano Parkway

Plano, TX 75093

3333 West Plano Parkway

Plano, TX 75075

13553 US Highway 183 North

Austin, TX 78750

11200 Gulf Freeway

Houston, TX 77034

11911 Gulf Freeway

Houston, TX 77034

1601 N. Dallas Parkway

Frisco, TX 75034

4400 Landers Road

North Little Rock, AR 72117-2526

6030 Landers Road

Sherwood, AR 72117-1939

4336 Landers Road

North Little Rock, AR 72117

1500 N. Shackleford Road

Little Rock, AR 72211

#1 Commercial Center Drive

Little Rock, AR 72210

5703 Landers Road

North Little Rock, AR 72117

201 Octavia Drive

Brandon, MS 39042

6080 I-55 North Frontage Road

Jackson, MS 39211

108 Gray-Daniels Blvd

Brandon, MS 39042

104 Gray-Daniels Blvd

Brandon, MS 39042

1791 W. Government Street

Brandon, MS 39042

6060 I-55 North Frontage Road

Jackson, MS 39211

755 N. New Ballas

Creve Coeur, MO 63141

11858 Olive Boulevard

Creve Coeur, MO 63141

11830 Olive Boulevard

Creve Coeur, MO 63141

777 Decker Lane

Creve Coeur, MO 63141

11910 Olive Boulevard

Creve Coeur, MO 63141

2660 Laurens Road

Greenville, NC 29607

2686 Laurens Road

Greenville, NC 29607

2668 Laurens Road

Greenville, NC 29607

951 Technology Dr.

O’Fallon, MO 63368